NEWCASTLE INVESTMENT CORP.

Contact:	FOR IMMEDIATE RELEASE
Lilly H. Donohue

Director of Investor Relations

212-798-6118

Newcastle Acquires $1.5 Billion Portfolio of Residential Mortgage Loans

New York, NY. March 6, 2006 – Newcastle Investment Corp. (NYSE: NCT) today announced the acquisition of a portfolio of approximately 11,300 subprime residential mortgage loans for approximately $1.5 billion, or a purchase price of 99.60% of unpaid principal balance.

The Company had a unique opportunity to purchase a portfolio of residential loans originated by a quality mortgage company with a broad retail network. The loans are secured by residential homes located throughout the U.S. Approximately 28% of the assets are located in California, 12% in Florida, 7% in Texas and the remaining balance diversified throughout 46 states. Approximately 92% of the portfolio is secured by first liens and substantially all of the assets are owner occupied. The weighted average coupon is 7.6% and the loans have an average remaining term of 345 months. 66% of the mortgage loans are adjustable rate and 34% are fixed rate. The adjustable rate mortgage loans are fixed for a period of 2 to 5 years and then adjust over LIBOR subject to periodic and lifetime interest rate caps. The weighted average reset margin of these loans is 4.6%. The current weighted average FICO score of the borrowers is 612. Substantially all of the loans are current at the time of purchase.

Kenneth M. Riis, Newcastle’s President, commented, “The subprime market has come under pressure as rising interest rates and a re-pricing of credit risk have lowered loan prices. Operating margins for companies that originate these loans are declining and as a result, investment capital for their business is constrained. These market dynamics create opportunities for buyers with long-term capital to selectively take credit risk, and price that risk conservatively. While we expect continued disruption in the sector, this portfolio represented a good opportunity to deploy capital at a high-teens risk adjusted return utilizing conservative underwriting assumptions.”

The acquisition is initially 98% financed under a repurchase agreement provided by an investment bank at one month LIBOR + 50 basis points. The Company expects to finance this investment on a long-term basis through the securitization markets in the upcoming months. Post securitization, we expect to have $65 million to $75 million of capital invested in the portfolio.

Our return projection for this investment includes a reserve that is built over time to cover estimated future credit losses. Assumptions regarding various factors, including loan default probability, recoveries of principal through liquidation, and prepayments, are used to estimate losses.

Mr. Riis, added, “In underwriting this investment, Newcastle benefits from the significant experience of our manager, Fortress Investment Group. I think we have a real competitive advantage when it comes to sourcing opportunities and underwriting transactions that may not otherwise be available to our competitors.”

Newcastle Investment Corp. invests in real estate securities and other real estate-related assets. Newcastle is organized and conducts its operations to qualify as a real estate investment trust (REIT) for federal income tax purposes. For more information on Newcastle Investment Corp. and to be added to our email distribution list, please visit www.newcastleinv.com.

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements relating to the ultimate return characteristics of the loan portfolio, equity to be deployed, and ability to finance the portfolio on a long-term basis and the character of our underwriting assumptions. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; Newcastle can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Newcastle's expectations include, but are not limited to, changes in performance of the underlying loans and in values of the real property securing the loans, changes in the capital markets which would affect the ability to finance the portfolio or prepayment rates on the portfolio, and other risks detailed from time to time in Newcastle's SEC reports. Such forward-looking statements speak only as of the date of this press release. Newcastle expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.